LOCK-UP AGREEMENT

__________ ___, ______

By Facsimile ((718) 888-1418) Sino-Global Shipping America, Ltd. 36-09 Main Street Suite 9C-2 Flushing, New York 11354 Attn: Zhang Mingwei, Chief Financial Officer	By Facsimile ((804) 648-3404) Anderson & Strudwick, Incorporated 707 East Main Street 20th Floor Richmond, Virginia 23219 Attn: L. McCarthy Downs, III, Senior Vice President

Re: Lock-Up Agreement

Dear Mr. Zhang and Mr. Downs:

The undersigned understands that Anderson & Strudwick, Incorporated (the “Underwriter”), proposes to enter into an Underwriting Agreement with Sino-Global Shipping America, Ltd. (the “Company”), providing for the public offering (the “Offering”) by the Underwriter of a minimum of ________ shares and a maximum of _________ shares of common stock, without par value per share (“Common Stock”), of the Company.

In consideration of the Underwriter’s agreement to purchase and undertake the Offering of the Common Stock, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned agrees that the undersigned will not register, offer, sell, contract to sell, grant any securities convertible into or exercisable or exchangeable for the Common Stock or any warrants to purchase the Common Stock (including, without limitation, securities of the Company which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of one hundred ninety (190) days after the effective date of the registration of the Offering.

The undersigned understands that the Company, the Underwriter and the Representatives will proceed with the Offering in reliance upon this Lock-up Agreement.

Very truly yours,

By:
Name:
Its: